Exhibit 99.1
For Immediate Release:
JEFFERY M. JACKSON JOINS
RENT-A-CENTER, INC.
BOARD OF DIRECTORS

Plano, Texas, March 14, 2007 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, announced today that Jeffery M. Jackson has been named to its Board of Directors. Mr. Jackson serves as the Executive Vice President and Chief Financial Officer of Sabre Holdings, Inc. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc. Mr. Jackson holds a master’s degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University and a bachelor’s degree in economics/government from Dartmouth College.
“Jeff Jackson is an outstanding addition to our Board of Directors,” stated Mark E. Speese, Chairman of the Board and Chief Executive Officer of the Company. “His experience in finance and management adds additional depth to our board, and his insights and perspectives in these areas should prove to be invaluable to the Company,” Speese said.
“I am pleased to join a high quality board at Rent-A-Center,” said Mr. Jackson, “and to become part of an organization which has established the leading position in the rent-to-own industry and is experiencing such clear, positive momentum under the leadership of Mark Speese.”
Mr. Jackson was appointed by the Board of Directors to replace Laurence M. Berg, Senior Partner of Apollo Management, L.P., who resigned from the Board of Directors on March 14, 2007. Mr. Jackson will serve the remainder of Mr. Berg’s term, which expires at the Company’s 2008 annual meeting of stockholders.
“We appreciate Larry’s dedicated service as a member of our Board of Directors, serving since 1998 as one of the original directors designated by Apollo under our previous stockholders agreement,” commented Mr. Speese. “Larry’s private equity experience has been very valuable and instrumental to the Company’s growth over the past nine years.”
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,382 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period.
Contacts for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com